EXHIBIT 99.1

January 10, 2011	TSX Venture Exchange Symbol: MDW
NYSE Amex Symbol: MDW
Website: www.midwaygold.com

Midway Obtains Water Rights for Pan Gold Project, Nevada

Denver, Colorado – Midway Gold Corp. is pleased to report that it has executed a lease agreement for water rights needed to develop its Pan project in White Pine County, Nevada.  It is anticipated that the acquisition of these water rights will advance permitting efforts and also help fulfill requirements for the Pan project Feasibility Study, which is expected to be completed in the first half of 2011.

The water lease provides for a 10 year primary term, extendable by 15 years, and annual payments at a rateofthe water used.  Midway estimates, that at anticipated production levels, the cost of water under the lease will be approximately US$1.00 per ounce of gold produced.  Midway can also use water for exploration and other project related purposes prior to commencing production.

“We are excited to have negotiated a beneficial agreement for water rights to develop Pan,” said Ken Brunk, President and COO of Midway.  “This lease provides us with the certainty needed in the engineering and design phase and reinforces our plan to construct Pan as a low cost gold producer in Nevada.”

In 2010, Midway announced the results of a Preliminary Economic Assessment ("PEA") which demonstrates robust economics and technically favorable attributes of the Pan project. (See press release dated July 20, 2010 and the subsequent NI 43-101 Technical Report filed on SEDAR July 20, 2010 for further details.)  Highlights from the PEA include:

•	Mine life of 7.5 years based upon 327,000 ounces of gold produced for sale.
•	Gold grade of 0.62 grams per tonne (gpt) and a recovery rate of 70% for North Pan mineralization and 75% for South Pan mineralization.
•	A total operating cost of $453 per ounce (mining cost $155/oz, processing and refining costs $226/oz, G&A $31/oz, and an operating contingency $41/oz).
•	Initial capital expenditures of $59 million, including pre-production mine stripping, equipment, processing, infrastructure and buildings, and owners and other miscellaneous costs.
•	The Net Present Value of Pan, at a 5% discount rate and a gold price of $1,200 per ounce, is $109 million with a pre-tax Internal Rate of Return of 41%.
•
The PEA includes an independent audit of an internal 2009 mineral resource estimate calculated by Midway. Measured and Indicated Mineral Resources are 38.8 million metric tonnes containing 682,000 ounces of gold with a grade of 0.55 gpt, at a 0.14 gpt gold cutoff grade.

•	Recent drilling by Midway has also found higher gold grades and a possible new gold zone.(See press release dated November 8, 2010.)

This release has been reviewed and approved by Richard D. Moritz, (B.Sc., MBA), Vice President of Project Development, and a "Qualified Person" as that term is defined in National Instrument 43-101.

ON BEHALF OF THE BOARD
"Ken Brunk"
Ken Brunk, President and COO

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to design, build, and operate mines in a manner accountable to all stakeholders while producing an acceptable return to its shareholders. Midway controls over 65 square miles of mineral rights in the western United States; four advanced projects include: Spring Valley, Pan, Golden Eagle, and Midway. Two early stage exploration targets are Gold Rock and BurntCanyon. For more information about Midway, please visit our website at www.midwaygold.com or contact R.J. Smith, Manager of Corporate Administration, at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include resource estimates. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.

This press release uses the terms "Measured resources", "Indicated resources" and "Inferred resources", which are calculated in accordance with the Canadian National Instrument 43-101 and the Canadian Institute of Mining and Metallurgy Classification system. Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. We advise investors that while those terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. In addition, "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category. Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. U.S. investors are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally minable.